BOSE MCKINNEY & EVANS
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana  46240
(317) 684-5000


October 23, 1996

Emmis Broadcasting Corporation
950 North Meridian Street, Suite 1200
Indianapolis, Indiana  46204

Dear Sirs:

We are acting as counsel to Emmis Broadcasting Corporation, an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of shares of the Company's Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share (collectively, the "Common Stock") to be sold by the Company in connection with certain of the Company's Stock Option Plans (the "Plans"). The Common Stock is the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-8 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that the Common Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) any shares of Common Stock to be issued by the Company have been issued and delivered as described in the Plans, such shares of Common Stock will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to such laws of those jurisdictions.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 filed under the Securities Act of 1933 relating to the Common Stock.

Very truly yours,

BOSE McKINNEY & EVANS